 Exhibit 99.1

Contact:

Holly Schoenfeldt

Marketing & Public Relations Manager

210.308.1268

hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Increase in Dividend and Reports Strong Acceleration of Growth in Assets, with Total Operating Revenues Increasing 60% QoQ, 480% YoY

******************************************************************************

U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today is pleased to report financial results for the quarter ended December 31, 2020.

During the second fiscal quarter of 2021, the Company saw a second straight period of strong revenue growth due mainly to increased inflows into the U.S. Global Jets ETF (JETS). The Company also realized gains on the sale of its 10 million common shares of HIVE Blockchain Technologies (“HIVE”). A majority of the proceeds were redeployed back into HIVE in the form of convertible securities. Please see the section on HIVE below for further details.

Other top-line highlights from the quarter:

Total operating revenues increased approximately 60% quarter-over-quarter (QoQ) and 480% year-over-year (YoY).

Net income of $16.7 million, or $1.10 per share, an increase of $14.7 million QoQ and $17.7 million YoY.

Investment income of $20.7 million, compared to investment loss of $451,000 for the three months ended December 31, 2019, a positive change of approximately $21.2 million.

Net cash increase of $19.0 million, compared to a net increase of $662,000 during the previous quarter and a net increase of $376,000 during the quarter ended December 31, 2019.

A surge in assets under management (AUM) QoQ and YoY. Average AUM was $2.9 billion, up 45% QoQ and 450% YoY.

Total AUM, including mutual funds and ETFs, was $3.5 billion, compared to $560.5 million as of December 31, 2019, an increase of about $3.0 billion, or 530%.

Total JETS AUM ended the quarter at $2.9 billion, up 77% QoQ and more than 5,500% YoY.

U.S. Global Investors Buys HIVE Convertible Securities

In January 2021, the Company purchased HIVE convertible securities for $15.0 million. The convertible securities are composed of 8.0% interest-bearing unsecured convertible debentures with a principal amount of $15.0 million, maturing in five years, and 5 million common share purchase warrants in the capital of HIVE. The principal amount of each debenture is convertible into common shares in the capital of HIVE at a conversion rate of $2.34. Each whole warrant, expiring in 36 months, entitles the Company to acquire one common share at a price of C$3.00.

HIVE is a company that is headquartered in Canada with cryptocurrency mining facilities in Iceland, Sweden and Canada. It is traded in Canada, the U.S. and Germany.

“By repositioning our investment in HIVE, we seek to continue participating in the crypto-mining ecosystem while lowering much of the volatility of our investment portfolio,” comments Frank Holmes, the Company’s CEO and Chief Investment Officer. The Financial Accounting Standards Board (FASB) pronouncement implemented more than two years ago, changed the way companies record unrealized gains and losses of certain corporate investments; in effect, our equity position in HIVE often swung our net income dramatically quarter-to-quarter. Obviously, debt securities such as convertible debentures come with their own risks, but historically they’ve been less volatile than stocks.

“It’s important for investors and traders to manage their expectations, as every asset class has its own DNA of volatility. Bitcoin and Ethereum are extremely volatile, which is reflected in HIVE’s stock price since it mines both coins. Bitcoin’s daily volatility, as measured by standard deviation, was ±4% for the 12-month period as of December 31, 2020, compared to only ±1% for the S&P 500 Index.

“I’m very pleased with HIVE’s trading volume. In 2020, HIVE traded more than 1.7 billion shares in Canada alone, making it the year’s most liquid stock on the TSX Venture Exchange (TSX.V) and Canadian Alternative Trading Systems (ATS). And in the U.S., HIVE ranked number four for liquidity on the 2021 OTCQX Best 50, a ranking of top performing companies on the OTCQX Best Market based on 2020 total return and average daily dollar volume growth.”

Mr. Holmes serves on the board as non-executive chairman of HIVE and held shares and options at December 31, 2020. Effective August 31, 2018, Mr. Holmes was named Interim Executive Chairman of HIVE while a search for a new CEO is undertaken.

JETS Continues to See Healthy Inflows as Investors Bet on the Vaccine

Inflows into the U.S. Global Jets ETF (JETS) kept pace during the quarter ended December 31, 2020, as it appears investors bet that vaccine distributions would help commercial air travel demand recover to pre-pandemic levels sooner rather than later.

JETS, a smart-beta 2.0 ETF that invests in global carriers as well as aircraft manufacturers and airport services companies, attracted more than $701 million in net inflows, bringing its total AUM to just under $3.0 billion. Trading volume during the quarter totaled 366 million shares, a remarkable 52,000% increase from the quarter ended December 31, 2019.

“There’s no doubt that 2020 was a challenging 12 months for the airline industry, but there’s reason to be optimistic as we enter 2021,” Mr. Holmes says. “For the second time in 2020, Congress came to the industry’s aid in December, providing carriers with $15 billion in payroll relief. In addition, the COVID-19 vaccines are currently in the process of being distributed, which may prompt more people to fly commercially. The Asia-Pacific region has already seen a bounce-back in travel demand, thanks to effective containment of the virus and an emphasis on domestic routes. Domestic travel in China, for instance, has almost fully recovered to pre-pandemic levels. Australia’s domestic airlines industry has also recovered as the nation largely kept the spread in check and never faced a big outbreak.”

The Company receives a unitary management fee of 0.60% of average net assets in JETS and the Company’s other ETF, the U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU), and it has agreed to bear all expenses of the ETFs. The management fee is the same as the ETFs’ gross expense ratio.

Base management fees, which make up part of the company’s advisory fees, increased $3.6 million compared to the same quarter prior year, due mainly to an increase in JETS’ average AUM.

Precious Metal and Natural Resources Equities Mutual Funds Outperformed for the Quarter and Year

“Thanks to active management and our years’ worth of expertise investing in gold, commodities and raw materials, our three precious metal and natural recourses equities funds significantly outperformed their benchmarks during the quarter ended December 31, 2020, as well as for the calendar year,” says Mr. Holmes.

The Global Resources Fund (PSPSX) had a total return of 32.07% in the fourth quarter of 2020, outperforming its benchmark, the S&P Global Natural Resources Index, which returned 21.74%. For the year, PSPFX ended up 36.94%, significantly beating the benchmark, which slipped 0.05%. This put the fund in the top 10 percentile rank of funds in the Natural Resources category for the one-year period ended December 31, 2020, out of 102 funds, according to Morningstar data, based on total returns.

See complete fund performance here.

Past performance does not guarantee future results. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost.

The Company’s two precious metal equities funds, the Gold and Precious Metals Fund (USERX) and World Precious Minerals Fund (UNWPX), likewise outperformed.

USERX, which invests primarily in senior producers, had a total return of 4.34% in the fourth quarter of 2020, compared to a negative return of 9.37% for its benchmark, the FTSE Gold Mines Index. For the year, USERX ended up 37.06%, beating the benchmark, which returned 24.95%.

UNWPX, which gives investors increased exposure to junior and intermediate mining companies, finished the quarter with a total return of 12.94%, beating its benchmark, the NYSE Arca Gold Miners Index, which delivered a negative return of 7.42%. For the year, UNWPX advanced 70.60%, significantly outperforming the benchmark, up 24.09%.

The Company is pleased to announce that Ralph Aldis, co-portfolio manager of PSPFX, USERX and UNWPX, was named a “TopGun Investment Mind” in May 2020, in the U.S. Commodities category, by Brendan Wood International. The firm, which conducts performance audits throughout the capital markets worldwide, selects “optimal leaders of thought in the industry during the past year.” As many as 500 sell-side professional make the selections.

Adequate Liquidity and Capital Resources

As of December 31, 2020, and after including the January investment purchase of HIVE, the Company had net working capital of approximately $10.3 million. With approximately $6.6 million in cash and cash equivalents, after including the investment purchase of HIVE, and $12.5 million in securities at fair value, the Company has adequate liquidity to meet its current obligations.

Share Repurchase Program

The Company has a share repurchase program, approved by the Board of Directors, authorizing it to annually purchase up to $2.75 million of its outstanding common shares on the open market through December 31, 2021. The repurchase program has been in place since December 2012. For the three months ended December 31, 2020, the Company repurchased 15,000 class A shares using cash of $60,000. The plan may be suspended or discontinued at any time.

GROW Dividends Increased

The Company has continued to pay monthly dividends since June 2007. The Board of Directors has authorized an increase in the monthly dividend to $0.005 per share for February and March 2021, at which time the Board of Directors will consider continuation of the dividend. The total amount of cash dividends expected to be paid to class A and class C shareholders from January to March 2021 is approximately $188,000.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, February 5, 2021, to discuss the Company’s key financial results for the year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	12/31/2020	12/31/2019
Operating Revenues	$5,165	$887
Operating Expenses	4,646	1,398
Operating Income (Loss)	519	(511)

Total Other Income (Loss)	21,206	(440)
Income (Loss) from Continuing Operations Before Income Taxes	21,725	(951)

Income Tax Expense (Benefit)	5,064	(25)
Net Income (Loss) from Continuing Operations	16,661	(926)
Loss from Discontinued Operations	-	(117)
Net Income (Loss)	16,661	(1,043)
Less: Net Loss Attributable to Non-Controlling Interest	-	(40)
Net Income (Loss) Attributable to U.S. Global Investors, Inc.	$16,661	$(1,003)

Income (Loss) from continuing operations per share (basic and diluted)	$1.10	$(0.06)
Loss from discontinued operations per share (basic and diluted)	-	-
Net income (loss) per share (basic and diluted)	$1.10	$(0.06)

Avg. common shares outstanding (basic)	15,082,539	15,129,114
Avg. common shares outstanding (diluted)	15,082,943	15,129,114

Avg. assets under management from continuing operations (millions)	$2,897.8	$526.5

####

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. U.S. Global mutual funds are distributed by Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Total Annualized Returns as of 12/31/2020:

Fund	One-Year	Five-Year	Ten-Year	Gross Expense Ratio
Global Resources Fund	36.94%	8.78%	-3.92%	1.58%
S&P Global Resources Index	-0.05%	10.15%	0.04%	n/a

Gold and Precious Metals Fund	37.06%	23.92%	-1.42%	1.62%
FTSE Gold Mines Index	24.95%	23.22%	-3.84%	n/a

World Precious Minerals Fund	70.60%	19.11%	-6.86%	1.56%
NYSE Arca Gold Miners Index	24.09%	22.76%	-3.99%	n/a

Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. For a portion of periods, the fund had expense limitations, without which returns would have been lower. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

JETS and GOAU are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS and GOAU. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Stock markets can be volatile and share prices can fluctuate in response to sector-related and other risks as described in the fund prospectus. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Companies in the consumer discretionary sector are subject to risks associated with fluctuations in the performance of domestic and international economies, interest rate changes, increased competition and consumer confidence. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors. The outbreak of the COVID-19 pandemic and the resulting actions to control or slow the spread has had a significant detrimental effect on the global and domestic economies, financial markets and industries, including airlines. U.S. Global Investors continues to monitor the impact of COVID-19, but it is too early to determine the full impact this virus may have on commercial aviation. Should this emerging macro-economic risk continue for an extended period, there could be an adverse material financial impact to the U.S. Global Jets ETF.

Mutual fund investing involves risk. Principal loss is possible. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Because the Global Resources Fund concentrates its investments in specific industries, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries.

The S&P 500 Index is a market-capitalization-weighted index of the 500 largest U.S. publicly traded companies. The S&P Global Natural Resources Index includes 90 of the largest publicly-traded companies in natural resources and commodities businesses that meet specific investability requirements, offering investors diversified, liquid and investable equity exposure across three primary commodity-related sectors: Agribusiness, Energy, and Metals & Mining. It is not possible to invest in an index. The FTSE Gold Mines Index Series encompasses all gold mining companies that have a sustainable and attributable gold production of at least 300,000 ounces a year, and that derive 75% or more of their revenue from mined gold. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining for gold and silver.

Morningstar Rankings represent a fund’s total-return rank relative to all funds that have the same Morningstar Category. The highest rank is 1 and the lowest is based on the total number of funds ranked in the category. It is based on Morningstar total return, which includes both income and capital gains or losses and is not adjusted for sales charges or redemption fees. Morningstar ranked PSPFX in the top 10%, 66% and 79% out of 109, 95, and 84 Natural Resources funds for the one-, five- and ten-year periods ending 12/31/2020, respectively.

The OTCQX Best 50 is an annual ranking of the top 50 U.S. and international companies traded on the OTCQX Best Market, based on an equal weighting of one-year total return and average daily dollar volume growth. Companies in the 2021 OTCQX Best 50 were ranked based on their performance during the 2020 calendar year.

This is the tenth anniversary election of TopGun U.S. investors, selected by over 500 sell-side professionals who conduct business with nearly a thousand portfolio managers across the spectrum of asset management mandates on a daily basis. Nominations are strictly limited. An investor has to be a brilliant investor and widely respected across the sell-side community to acquire the designation. The TopGun election process consistently demonstrates the correlation between an investor’s interaction with the professionals he/she calls upon and exceptional investment judgement.

Standard deviation is a measure of the dispersion of a set of data from its mean. The more spread apart the data, the higher the deviation. Standard deviation is also known as historical volatility. Smart beta defines a set of investment strategies that emphasize the use of alternative index construction rules to traditional market capitalization-based indices. Smart beta emphasizes capturing investment factors or market inefficiencies in a rules-based and transparent way.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.